                                                                    EXHIBIT 23.1




                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants with respect to Chicago Bridge & Iron Company N.V. and Subsidiaries, we hereby consent to the incorporation of our reports addressed to the Shareholders and the Supervisory Board of Chicago Bridge & Iron Company N.V. in respect of the December 31, 2000 and 1999 consolidated balance sheets, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years ended December 31, 2000, included in and incorporated by reference in this amended Form 10-K, into the Company's previously filed Registration Statements on Form S-8 (Nos. 333-24443, 333-24445, 333-33199, 333-39975 and 333-87081).






Amsterdam, The Netherlands
September 14, 2001